UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

May 24, 2010

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of	(Commission file number)	(IRS employer identification
incorporation or organization)		number)

500 Kendall Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:

(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On May 24, 2010, Genzyme Corporation (“Genzyme”) entered into a consent decree with the United States Food and Drug Administration (“FDA”) regarding its Allston manufacturing plant.

Under the terms of the consent decree, Genzyme will pay an up-front disgorgement of past profits of $175 million. Genzyme will continue to ship Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta), which are manufactured, filled and finished in Allston, as well as Thyrogen® (thyrotropin alfa for injection), which is filled and finished at the plant. In the United States, distribution of Thyrogen will be based on medical necessity until product filled and finished at another facility is available.  The FDA has developed medical necessity criteria to assist health care providers in determining which patients should receive the product during this period and that criteria will be included in shipments of Thyrogen that are filled and finished in Allston.

In addition, the consent decree requires Genzyme to move fill/finish operations out of the Allston plant for Cerezyme, Fabrazyme and Thyrogen sold within the United States by November 28, 2010, and by August 31, 2011 for products sold outside of the United States. Genzyme will work closely with regulatory authorities globally with a goal of meeting these deadlines. Should Genzyme not be able to meet these deadlines, the FDA can require the company to disgorge 18.5 percent of revenue for these products.

Last year, Genzyme began implementation of a comprehensive remediation plan to improve quality and compliance at the Allston facility.  This plan was submitted to the FDA in October of 2009.  Under the terms of the consent decree, this plan will be revised to reflect any additional requirements identified during the baseline inspection which will be completed by Genzyme’s current third-party consultant, Quantic. This plan will be submitted to the FDA for approval, and will include ongoing oversight from Quantic. Genzyme expects this remediation plan will require approximately 2-3 years to complete, with milestones throughout this period. If remediation actions are not complete by these milestones, the FDA can require Genzyme to pay $15,000 per day, per affected drug, until these compliance milestones are met. Once the remediation plan is fully completed, the FDA will require five years of oversight and annual reports submitted by Quantic.

The summary of the consent is not complete and is subject to, and qualified in its entirety by the full text of the consent decree, which is attached as Exhibit 99.1 to this Report.

This Report contains forwarding-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation: its expectations for continuing to ship products manufactured or fill/finished at its Allston facility; its expectations for the time required to complete a remediation plan for the Allston facility; its expectations for working with regulatory authorities to meet the deadlines for transferring fill/finish operations from the Allston facility; and the potential impact of the terms of the consent decree on product release timelines.  These risks and uncertainties include, among others: that Genzyme is not able to move Allston fill/finish operations to its Waterford, Ireland plant or to a contract manufacturer in the expected time frame because of delays in regulatory approval or for any other reason; that Genzyme is unable to maintain regulatory approvals for its products and manufacturing facilities, including its Allston manufacturing facility; that production of Cerezyme or Fabrazyme does not continue as planned due to any reason, including equipment failures, viral or bacterial contamination, cell growth at lower than expected levels, fill/finish issues, power outages, human error or regulatory issues; the actual impact of implementation of the consent decree’s remediation plan on product release timelines; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this Report. These statements speak only as of May 24, 2010 and Genzyme undertakes no obligation to update or revise them.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits

99.1	Consent decree dated May 24, 2010 between Genzyme Corporation and the United States Food and Drug Administration

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: May 24, 2010	By:	/s/ Thomas J. DesRosier
Thomas J. DesRosier
Senior Vice President; General Counsel and Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Consent decree dated May 24, 2010 between Genzyme Corporation and the United States Food and Drug Administration.